Exhibit 99.1
NEWS

Contact:

John P. Howlett
Vice Chairman - Corporate Development
Emtec, Inc.
Telephone 973-376-4242
Email johnhowlett@emtecinc.com
Web site www.emtecinc.com

Emtec, Inc. Announces 2nd Quarter and Six Months 2008 Results
Earnings Per Share Increases Twenty-Five Cents

Marlton, NJ, April 15, 2008 - Emtec, Inc. (OCTCBB: ETEC) (“Emtec” or the “Company”) announced today that for the quarter ended February 29, 2008, revenue was $44.07 million, a 7.1% increase from revenue of $41.15 million for the quarter ended February 28, 2007, and gross profit was $4.97 million, a 14.2% increase from gross profit of $4.35 million for the quarter ended February 28, 2007. For the six months ended February 29, 2008, revenue was $118.71 million, a 11.9% increase from revenue of $106.09 million for the quarter ended February 28, 2007, and gross profit was $13.62 million, a 30.8% increase from gross profit of $10.41 million for the six months ended February 28, 2007. For the six months ended February 29, 2008, earnings per share increased to $0.06 from $(0.19) for the six months ended February 28, 2007, while operating income increased by $6.06 million from $(3.90) million for the six months ended February 28, 2007 to $2.15 million.

The increase in revenue is primarily attributable to an overall increase in our client’s information technology (“IT”) spending particularly with departments of the United States Government and the education business. Operating income increased as a result of increased revenue, increased gross profit primarily attributable to higher engineering utilization and reduced SG&A as a result of the non-recurrence of certain charges that were recorded during the six months ended February 28, 2007.
“We are pleased to have achieved significant increases in our performance over the preceding periods and to have improved our earnings for the third successive quarter when considered on a year-over-year basis,” said Dinesh Desai, Chairman, CEO, and President of Emtec. “With our recent acquisition of Luceo, Inc. which is accretive to our earnings per share, I am confident that our expansion into the software services area will continue our success. ”

About Emtec:

Emtec, Inc. established in 1964, is an information technology company, providing services and products to the federal, state, local, education and commercial markets. Areas of specific practices include enterprise architecture, data management, data center infrastructure and consulting and integration services.

About Luceo:

Luceo is an IT Services and consulting enterprise offering a wide array of customer-centric solutions. Areas of specific expertise include SAP, Java/J2EE, Microsoft, Database/UNIX, Systems Admin, and Data Warehousing.

Certain statements in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. The Company’s future operating results are dependent upon many factors, including but not limited to the Company’s ability to: (i) obtain sufficient capital or a strategic business arrangement to fund its plan of operations when needed; (ii) build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company’s control; and (iv) other risk factors discussed in the Company’s periodic filings with the Securities and Exchange Commission which are available for review at www.sec.gov under “Search for Company Filings.”   We undertake no obligation to publicly update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, or changes to future results over time.

EMTEC, INC.

SUMMARY FINANCIAL INFORMATION

Three Months Ended

	February 29, 2008	February 28, 2007	Change	%
Revenues	$44,068,502	$41,154,373	$2,914,129	7.1%

Gross profit	4,971,243	4,351,968	619,275	14.2%
Percent of revenues	11.3%	10.6%

Operating income	(346,539)	(4,172,848)	3,826,309	91.7%
Percent of revenues	-0.8%	-10.1%

Net income	$(391,378)	$(2,695,744)	$2,304,366	85.5%
Percent of revenues	-0.9%	-6.6%

Six Months Ended

	February 29, 2008	February 28, 2007	Change	%
Revenues	$118,708,688	$106,093,516	$12,615,172	11.9%

Gross profit	13,616,220	10,410,615	3,205,605	30.8%
Percent of revenues	11.5%	9.8%

Operating income (loss)	2,153,167	(3,897,233)	6,050,400	155.2%
Percent of revenues	1.8%	-3.7%

Net income (loss)	$854,824	$(2,662,693)	$3,517,517	132.1%
Percent of revenues	0.7%	-2.5%